Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is by and between ARISTA FINANCIAL CORP.(formerly Praco Corp.), a Nevada corporation, (the “Corporation”) and PAUL L. PATRIZIO (the “Executive”) and is effective as of the date of the consummation of the share exchange (the “Share Exchange”) between the Corporation and the shareholders of Arista Capital Ltd. (“Arista”) (the “Effective Date”)

Introduction

The Corporation wishes to retain the services of the Executive and the Executive wishes to be employed by the Corporation after the consummation of the Share Exchange. Accordingly, the Corporation and the Executive desire to enter into an employment agreement which will set forth the terms and conditions upon which the Executive shall be employed by the Corporation and upon which the Corporation shall compensate the Executive.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Executive and the Corporation hereby agree upon the terms and conditions of employment hereinafter set forth and the previous employment agreement between the Executive and Arista dated July 1, 2014 is hereby terminated on the Effective Date of this Agreement.

2. Term. Unless earlier terminated in accordance with the terms hereof, the term of this Agreement shall be for the period commencing as of the Effective Date and ending December 31, 2022; provided, however, that on the anniversary date of this Agreement each year thereafter, this Agreement shall automatically be extended for successive one-year periods unless the Corporation or the Executive shall have given the other written notice of its or his intention to terminate this Agreement at least six (6) months prior to the anniversary date of any such year. Such notice by the Corporation to terminate this Agreement shall be deemed a termination without cause under Section 11. Any failure by the Corporation or the Executive to give timely notice of termination shall cause the term of employment of the Executive to be automatically renewed hereunder for an additional one (1) year period. Upon termination or expiration of this Agreement, the Executive shall be vested with all of the pension benefits commensurate with twenty (20) years’ service with the Corporation, its successors or assigns, in any pension, profit sharing , incentive stock option, supplemental retirement or other compensation plans for qualified and non-qualified executive employees of the Corporation, now or hereafter implemented.

3. Duties.

(a) The Executive shall serve as the Chief Executive Officer of the Corporation, in which capacities he shall be responsible for directing the operations and strategy of the Corporation and its subsidiaries and such other duties consistent with such position as the Board of Directors of the Corporation (the “Board”) shall determine from time to time. In addition, Executive shall serve as the Chairman of the Board and as interim General Counsel of the Corporation. Without limiting the foregoing, the Executive shall consult with the Board with respect to determining the Corporation’s business strategies. The position, duties and responsibilities of the Executive hereunder may be changed, in writing, from time to time after the date of his Agreement by mutual agreement of the parties. The parties further agree that upon a Change of Control (as hereinafter defined), if the Corporation fails and refuses to elect, appoint or name the Executive as the Chairman of the Board and Chief Executive Officer of the Corporation, the Executive, at his sole and exclusive option shall be entitled to terminate this Agreement and upon such termination, the provisions of Section 12 shall apply.

(b) In the event that the Executive agrees in writing to be replaced by another individual to serve as the Corporation’s Chief Executive Officer and/or its Chairman of the Board, the Executive’s compensation and benefits hereunder shall not be reduced or compromised in any manner.

(c) The Executive shall receive no additional compensation for any services rendered as a Director in the event he is simultaneously employed by the Corporation and serving as a director of the Corporation.

(d) During the term of this Agreement, the Executive shall, without compensation other than that herein provided (unless the Board shall assign additional salary for such duties and services), also serve and continue to serve, if and when elected and re-elected, as an officer or director, or both, of any subsidiary, division or affiliate of the Corporation, provided the Executive shall not be obligated to relocate from the New York City metropolitan area and shall not incur any personal liabilities therefore that the corporation does not bond or insure against in amounts satisfactory to the Executive.

(e) Unless otherwise agreed to by the Executive, the office of the Executive shall be located at the principal offices of the Corporation within the New York metropolitan area and the Executive shall not be required to locate his office elsewhere without his prior written consent. The Executive shall not be required to travel outside the New York metropolitan area more than sixty (60) days per year.

4. Compensation.

(a) Salary. For all services rendered by the Executive pursuant to this Agreement, during the term of this Agreement the Corporation shall pay the Executive a salary at the following annual rates based upon the financial statements of the Corporation:

(i)	Upon the Effective Date, the Executive’s base compensation shall be at the rate of One Hundred Fifty Thousand Dollars ($150,000);

(ii)	Thereafter; upon the first Five Hundred Dollars ($500,000) of gross proceeds in Financing raised by the Corporation, during the Term of this Agreement the Executive’s base salary compensation shall be raised to Two Hundred Thousand Dollars ($200,000);

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(iii)	Thereafter; upon the next Five Hundred Dollars ($500,000) of gross proceeds in Financing raised by the Corporation, during the Term of this Agreement the Executive’s base salary compensation shall be raised to Two Hundred Fifty Thousand Dollars ($250,000);

(iv)	Thereafter; for each additional One Million Dollars ($1,000,000) of gross proceeds in Financing raised by the Corporation, during the Term of this Agreement the Executive’s base salary compensation shall be increased by Twelve Thousand Dollars ($12,000).

The Employee’s base salary shall be increased on each January 1st during the term of this Agreement by not less than five percent (5%) of the then annual compensation amount. The Board in its sole discretion may further increase said salary from time to time. In exercising such discretion, the Board shall, not less than once each year, review the Executive’s performance relative to performance criteria discussed by the Board and established with the Executive and adopted by the Board at the beginning of such year. Payments hereunder shall be made at the same frequency as payments made to other employees of the Corporation. Financing shall mean all forms of debt and equity funding received by the Corporation.

(b) Annual Bonus. The Executive will earn an annual bonus as follows: nine percent (8%) of the Corporation’s annual EBITDA (Earnings before interest expense, taxes, depreciation, and amortization and all other non-cash charges) up to the first $5,000,000 of EBITDA, then 5% on amounts thereafter, based on the audited consolidated results of the Corporation. This bonus shall be payable in cash within thirty (30) days after the audit has been completed.

(c) Transaction Bonus. In addition, the Executive will be entitled to a transaction bonus in the amount of Twenty Thousand Dollars ($20,000) payable in cash at the closing of the Share Exchange in addition to any amounts outstanding to him from Arista at that time.

(d) Options. In addition, the Executive shall be granted 300,000 options to purchase 300,000 shares of the Corporation’s common stock exercisable at $1.00 per share which shall vest annually on a pro rata basis over the 3 year period commencing January 1, 2019.

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5. Full-Time Services. During the term of this Agreement, the Executive shall use his best efforts to promote the interests of the Corporation and shall devote his full time and efforts to its business and affairs. The Executive shall not engage in any other activity that could reasonably be expected to interfere with the performance of his duties, responsibilities and services hereunder; provided, however, Executive may continue his activities as Executive Chairman and General Counsel to MPMI Solutions, Inc. and Of Counsel to Wollmuth Maher & Deutsch LLP or such other entities or law firms, as well as his other activities through Apogee Partners LLC or his affiliated entities so long as they are not competitive to the Corporation or unduly interfere with the Executive’s time devoted to the activities of the Corporation .

6. Reimbursement of Incurred Business Expenses. The Executive is authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel and similar items. The Corporation will reimburse the Executive for appropriate and reasonable expenses upon the Executive’s presentation of an itemized account of such expenditures in such format as the Corporation shall dictate. The Corporation shall at all times retain access to the records maintained by Executive relative to any such reimbursable expenses. In recognition of Executive’s need for an office (including one that may be maintained at his home), professional development fees, use of his automobile for business purposes and telecommunications expenses for business purposes, the Corporation will provide Executive with an allowance equal to Two Thousand Five Hundred Dollars ($2,500) per month which amount shall increase at the same rate as the Executive’s base compensation.

7. Restrictive Covenants.

(a) During the term of this Agreement and for a period of one (1) year after the termination of Executive’s employment with the Corporation pursuant to the terms of this Agreement, regardless of the reason for such termination, the Executive will not, directly or indirectly, individually or as a consultant to, or as an officer, director, employee, equity owner or agent of, or otherwise participate in the ownership or operation of any business providing similar products and services as the Corporation in the geographical areas served by the Corporation and its subsidiaries at the time of such termination, but nothing contained herein shall be deemed to prohibit the Executive from investing in any company engaged in such business, the stock of which is available in a public securities market.

(b) During the term of this Agreement and for a period of one (1) year after the termination of such employment, regardless of the reason for such termination, the Executive will not, directly or indirectly, solicit or endeavor to entice away from the Corporation or from any of its subsidiaries, or otherwise materially interfere with the business relationship of the Corporation or any of its subsidiaries with, (i) any person who is employed by or associated with the Corporation any of its subsidiaries; or (ii) any person or entity who is, or was within a one (1) year period immediately preceding termination, a customer or client of, supplier to or other party having material business relations with the Corporation or any of its subsidiaries.

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(c) The Executive acknowledges that a breach of any of the covenants contained in this Section 7 would result in irreparable injury to the Corporation for which there may be no adequate remedy at law and that, in the event of an actual or threatened breach by the Executive of the provisions of this Section 7, the Corporation shall be entitled to pursue and obtain injunctive relief restraining the Executive from doing any act prohibited hereunder. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any monetary damages to which it would be entitled under the law. In the event that any provision of this Section 7 is held to be unenforceable as a result of it being too broad, either in terms of time or geographical extent, the Executive agrees that the court can adapt and limit this Section 7 so as to make the provisions hereof enforceable to the fullest extent permissible.

8. Disclosure of Information. The Executive recognizes and acknowledges that the Corporation’s trade secrets and all other confidential and proprietary information of a business, financial or other nature, including without limitation, lists of the Corporation’s actual and prospective customers, as they exist from time to time (collectively, the “Confidential Information”), are a valuable and unique asset of the Corporation and therefore agrees that he will not, either during or after the term of his employment, disclose any Confidential Information concerning the Corporation and/or its subsidiaries, to any person, firm, corporation, association or other entity, for any reason whatsoever, unless previously authorized to do so by the Board. It is understood that the term “Confidential Information” shall not include any information that has entered or enters the public domain through no fault of the Executive. The Executive shall not make any use whatsoever, directly or indirectly, of the Confidential Information, except as required in connection with the performance of his duties for the Corporation. For the purpose of enforcing this provision, the Corporation may resort to any remedy available to it under the law.

9. Benefits.

(a) During the term of this Agreement, the Executive shall be entitled to participate in any employee benefit plans and arrangements made available to the Corporation’s management employees and/or executives, including, without limitation, medical insurance plans, group life insurance, long-term disability plans, 401(k) plan, dental plans or health-and-accident plans, and any of such plans and arrangements may be amended from time to time. The Corporation will provide the Executive with an allowance equal to Two Thousand Dollars ($2,000) per month for health insurance with such allowance increased on each anniversary date of this Agreement at the same rate as the Executive’s base compensation in addition to any amounts provided to employees generally.

(b) Vacations. The Executive shall be entitled to five (5) weeks of paid vacation and ten (10) personal or sick days for each full calendar year during the term of this Agreement, but if any of such time is not taken during a calendar year during the term, it shall not be added to the subsequent year’s totals. The Executive shall also be entitled to all paid holidays given by the Corporation to its management employees and/or executives.

(c) Life and Disability Insurance. For so long as the Executive remains employed by the Corporation, and until such time as the Corporation arranges a policy(ies) acceptable to the Executive, the Corporation shall provide the Executive with an allowance for life and disability insurance equal to Five Hundred Dollars ($500) per month with such allowance increased on each anniversary date of this Agreement at the same rate as the Executive’s base compensation in addition to any amounts provided to employees generally.

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(d) During the term of this Agreement, the Executive shall be and continue to be a full participant in any Incentive Stock Option Plan of the Corporation, any Additional Compensation Plan of the Corporation (providing for Short and Long-Term Awards) and in any and all other executive incentive plans in which executives of the Corporation participate that may be hereafter adopted, including without limitation, any stock option, stock purchase or stock appreciation plans, or any successor plans that may be adopted by the Corporation, with at least the same reward opportunities, if any, that have heretofore been provided to the Executive and, in the case of Long-Term Awards under the Additional Compensation Plan, with at least the same reward opportunities following a Change in Control (as hereinafter defined) as the highest reward opportunity, if any, that shall have been provided to the Executive prior to the date on which a Change in Control of the Corporation shall have occurred. Nothing in this Agreement shall preclude other benefits awarded in accordance with the Corporation’s policy and improvement of reward opportunities in such plans or other plans in accordance with the practice of the Corporation on or after the date of this Agreement.

10. Disability and Death. In the event that Executive is absent from employment by reason of illness or other incapacity by which Executive is unable to perform the essential functions of his position for more than six (6) consecutive months during the term of this Agreement or if the Executive dies during the term of this Agreement, the Corporation may terminate this Agreement and the Corporation shall pay to the Executive’s estate in a lump sum within sixty (60) days, an amount equal to three (3) times the Executive’s annual salary rate then payable to the Executive pursuant to Section 4(a) of this Agreement.

11. Termination.

(a) The Corporation shall have the right, on written notice to the Executive, by action of its Board, to terminate the Executive’s employment immediately at any time for cause or without cause.

(b) For purposes of this Agreement, “cause” shall mean (i) conviction of a crime involving dishonesty or (ii) willfully engaging in conduct materially injurious to the Corporation or (iii) the material breach of this Agreement or any other agreement between the Executive and the Corporation, which material breach has not been cured by Executive within ten (10) days after Executive’s receipt of written notice from the Corporation of such material breach.

(c) In the event of termination of employment by the Corporation pursuant to this Section 11, without cause, the Corporation shall continue for a period equal to the greater of (A) the balance of the term of this Agreement, or (B) two (2) years, the following: (i) the Executive’s base salary at its then annual rate, and (ii) provide to the Executive the benefits under Sections 9 and 10. In addition, the Corporation shall pay the Executive in a lump sum, within thirty (30) days of the date of termination, an amount equal to the bonus or other incentives paid to the Executive in the preceding year under this Agreement. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 11 be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Corporation, or otherwise.

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(d) In the event of termination of this Agreement for any other reason (including death or disability), the Corporation shall have no further obligation to make any payments or provide any benefits hereunder (except, where applicable, the payments required under Section 10 or under Section 12 below).

(e) In the event of termination of the Executive’s employment by the Corporation in the first (1st) year of this Agreement for any reason whatsoever excluding a termination with cause, the Corporation shall pay as severance to the Executive, no later than thirty (30) days following the date of termination, the greater of (i) three hundred percent (300%) of the maximum allowable bonus payable to the Executive pursuant to Section 4(b); or (ii) the sum of Three Hundred Thousand Dollars ($300,0000).

(f) The Executive may resign during the term of this Agreement for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the Corporation breaches or fails to perform any of its material commitments, duties, or obligations under this Agreement and such breach or failure continues for a period of thirty (30) days after the Executive provides the Corporation with written notice of such breach or failure; a significant reduction or change by the Corporation in the nature or scope of the authority of, such duties or responsibilities assigned to or held by the Executive that are inconsistent with the Executive’s role with the Corporation, without the Executive’s consent; a transfer or relocation of the site of employment of the Executive, without the Executive’s express written consent, to a location more than fifty (50) miles from the location of the Executive’s then current principal location of employment (excluding business travel). If the Executive resigns for Good Reason, the Corporation shall continue to pay the Executive’s base compensation in accordance with Section 4(a) for a period (i) of six (6) months from the date of termination, or equal to the length of time from the date of termination until the end of the Employment Agreement, had the Executive’s employment not been terminated, whichever is longer; (ii) the Corporation shall pay to the Executive any bonuses that would otherwise be due to the Executive should his employment have not been terminated; and (iv) the Corporation shall pay to the Executive any other payments or benefits that the Executive is eligible to receive under any benefit or retirement plans or other arrangements that would, by their terms, apply.

(g) In the event that the Executive shall, at the time of termination, hold any outstanding and unexercised (whether or not exercisable at the time) stock option or options theretofore granted to the Executive by the Corporation or its successors or assigns, the Corporation, at the Executive’s option, shall immediately pay to the Executive, in a lump sum, an amount equal to the excess above the option exercise price under each such option, the fair market value of the shares subject to each such option at the time of termination. Solely for the purpose of this subsection, “fair market value” shall be deemed to mean the higher of (i) the average of the reported closing prices of the common shares of the Corporation, as reported on the exchange on which it traded for the last trading day prior to the date of termination and for the last trading day of each of the two preceding thirty-day periods, and (ii) in the event that a Change of Control, as defined hereinafter, occurred prior to termination as a result of a tender or exchange offer, or otherwise, and such Change of Control was consummated within twelve (12) months of termination, an amount equal to the per share consideration paid for the common shares of the Corporation acquired in the course of such tender or exchange offer.

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(h) Notice of Termination. Any termination of the Executive’s employment by the Corporation or by the Executive pursuant to this Section 11 shall be communicated by written Notice of Termination to the other party in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i) Date of Termination. The term “date of termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to Disability, ten (10) days after the Corporation’s notice is given (provided that the Executive shall not have returned to the performance of his duties during such ten (10) day period), (iii) if the Executive’s employment is terminated for cause, one day after the Notice of Termination is given, or (iv) if the Executive’s employment is terminated for Good Cause, ten (10) days after the Notice of Termination, or upon such date set forth in the notice if such date is more than ten (10) days after the giving of the Termination Notice, (v) if this Agreement terminates at the end of the initial term or any renewal term pursuant to Section 2, the date of such expiration.

12. Change in Control.

(a) In the event that (i) the duties and responsibilities of Executive are at any time significantly changed (by diminution, increase or other significant alteration) from the duties and responsibilities presently exercised by him; or (ii) there is a “Change in Control” (as hereinafter defined) of the Corporation, Executive may at his election, at any time within one year after either of such events, terminate this Agreement with 60 days prior written notice and Executive shall be entitled to the following compensation, in lieu of the other compensation and bonuses provided herein:

(i)	In lieu of any further salary and bonus payments to the Executive for periods subsequent to the termination, the Corporation shall pay as severance pay to the Executive, no later than thirty (30) days following the effective date of termination, (x) a lump-sum severance payment equal to three (3) times the Executive’s annual salary rate in effect as of the termination, or if greater, such rate in effect immediately prior to the Change in Control of the Corporation and (y) an amount equal to three (3) times any bonus received by him for the previous year.

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(ii)	In addition, all unvested stock grants, stock options, warrants or any other securities of the Corporation then held by the Executive shall immediately vest.

(iii)	In addition thereto, the Executive, and/or his beneficiaries and survivors, shall be entitled to all of the benefits of this Agreement based upon the Executive’s retirement, including full health insurance, disability insurance, long-term health care and life insurance, together with twenty (20) years fully vested service with respect to any employee benefit plans, retirement plans or profit sharing plans of the Corporation, deemed to have occurred one (1) day prior to the date of said termination. At a minimum, for twenty-four (24) months after such termination, the Corporation shall arrange to provide the Executive with life, disability, accident, medical insurance and all other employment benefits substantially similar to those that the Executive was receiving immediately prior to the termination.

(b) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 12 by seeking other employment or otherwise.

(c) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) any “person” or group of “persons” (as the term “person” is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than persons (A) holding equity interests or (B) with whom the Corporation has entered into definitive agreements regarding the purchase of equity interests, as of the first day of the term date of this Agreement and their affiliates, and other than the Executive) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Corporation; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election or nomination was approved by the directors in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority of the Board thereof; or (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than twenty-five percent (25%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

13. Enforceability, etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

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14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when (i) delivered in person, (ii) sent by certified mail, postage prepaid, (iii) delivered by a nationally recognized overnight delivery service or (iv) sent by telecopy, provided that a confirmation copy is sent via a nationally recognized overnight delivery service on the same business day, addressed, if to the Corporation, at the Corporation’s executive offices, Attn: President, and if to the Executive, at the address of his personal residence as maintained in the Corporation’s records, with a copy sent via facsimile and certified mail, return receipt requested, to any attorney designated by the Executive in writing to the Corporation prior to the Corporation giving the notice in question. Any party may change the person and address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

15. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Executive, his heirs and legal representatives.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without giving effect to principles of conflicts of laws. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first above written.

PAUL L. PATRIZIO

ARISTA FINANCIAL CORP. (Formerly Praco Corp.)

By:
Kenneth Mathews, Vice Chairman

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